Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002 NEWS RELEASE

Natural Resource Partners L.P.

Reports Second Quarter Results

and Updates 2013 Guidance

•	Revenues of $86.8 million and net income per unit of $0.37

•	Distributable cash flow of $90.7 million, including $26.7 million received from OCI

•	Distribution of $0.55 per unit

•	Increased 2013 distributable cash flow guidance by $40 million

•	Reduced 2013 net income per unit guidance by $0.20

HOUSTON, August 7, 2013 – Natural Resource Partners L.P. (NYSE:NRP) today reported revenues of $86.8 million for the second quarter of 2013 compared to $90.7 million for the second quarter of 2012 and distributable cash flow, a non-GAAP measure, of $90.7 million compared to $83.7 million for the second quarter of 2012. Net income per unit was $0.37 in the second quarter of 2013 versus $0.46 per unit in the second quarter of 2012. Reconciliations of all non-GAAP measures are included in the tables at the end of the release.

“Our lessees continue to perform much better than the industry average. Production by lessees from NRP’s properties increased 19% for the first six months of 2013 over the first six months of 2012, compared to a nationwide production decrease of over 4% for the industry for the same period. From an operating perspective, our first six months were virtually in line with our projections,” said Nick Carter, President and Chief Operating Officer.

NRP Reports 2Q 2013 Results and Updates Guidance	Page 2 of 11

	Quarter Ended			For the Six Months Ended
	June	June	%	June	June	%
Highlights	2013	2012	Change	2013	2012	Change
	(in thousands except per unit and per ton)
Revenues
Total revenues	$86,804	$90,664	-4%	$181,136	$182,536	-1%
Coal production (tons)	14,894	11,982	24%	28,727	24,097	19%
Coal royalty revenues	$58,210	$62,878	-7%	$112,652	$122,794	-8%
Average coal royalty revenue per ton	$3.91	$5.25	-26%	$3.92	$5.10	-23%
Revenues other than coal royalties	$28,594	$27,786	3%	$68,484	$59,742	15%
Operating Expenses	$31,472	$27,172	16%	$63,276	$54,220	17%
Net income
Net income to limited partners	$40,244	$48,939	-18%	$87,192	$99,222	-12%
Net income per unit	$0.37	$0.46	-20%	$0.80	$0.94	-15%
Average units outstanding	109,812	106,028	4%	109,352	106,028	3%
Distributable cash flow(1)	$90,650	$83,711	8%	$135,135	$133,196	1%

(1)	See Non-GAAP reconciliation

Second Quarter 2013 compared to Second Quarter 2012

Revenues

Second quarter 2013 total revenues decreased from the same period of 2012 due to a decrease in coal royalty revenues. Coal royalty revenues decreased 7% from 2012 to $58.2 million due primarily to decreases in realizations for metallurgical coal. Metallurgical coal accounted for 28% of NRP’s production and 40% of its coal royalty revenues for the second quarter of 2013 compared to 35% of production and 45% of coal royalty revenues in the second quarter of 2012.

Coal production volumes increased 24% to 14.9 million tons, while average coal royalty revenue per ton decreased 26% to $3.91 per ton. NRP benefitted during the quarter from the diversity of its coal assets, with an increase in production from all regions other than Central Appalachia as compared to the second quarter of 2012. In Southern Appalachia, the increased production was mainly due to sales that were idled for much of 2012 due to the destruction of a preparation plant. In Northern Appalachia, the increased production was due to a longwall that has moved onto NRP property. In the Northern Powder River Basin, the increase was due to the checkerboard nature of our holdings in the mine.

NRP also benefitted from its diversification into other asset classes, as revenues other than coal royalty revenues increased primarily due to revenues associated with the investment in OCI Wyoming in January 2013.

NRP Reports 2Q 2013 Results and Updates Guidance	Page 3 of 11

Operating Expenses

Total operating expenses increased mainly due to increased depreciation, depletion and amortization resulting from a reserve swap made in the first quarter of 2013 and increased general and administrative expense relating to new employees.

Net Income

Net income and net income per unit decreased in the second quarter of 2013 compared to the 2012 period. In addition to the lower revenues and higher expenses which were predominantly non-cash, a small portion of the decrease was due to an increase in the number of units outstanding in 2013 versus the same quarter in 2012.

Distributable Cash Flow

Distributable cash flow increased mainly due to cash distributions received from OCI Wyoming, which offset other declines.

	Quarter Ended
Highlights	June 2013	March 2013	% Change
	(in thousands, except per ton and per unit)
Total revenues	$86,804	$94,332	-8%
Coal production (tons)	14,894	13,833	8%
Coal royalty revenues	$58,210	$54,442	7%
Average coal royalty revenue per ton	$3.91	$3.94	-1%
Revenues other than coal royalty	$28,594	$39,890	-28%
Operating expenses	$31,472	$31,804	-1%
Net income to limited partners	$40,244	$46,948	-14%
Net income per unit	$0.37	$0.43	-14%
Average units outstanding	109,812	108,887	1%
Distributable cash flow(1)	$90,650	$44,485	104%

(1)	See Non-GAAP reconciliation

Second Quarter 2013 compared to First Quarter 2013

Revenues

Total revenues for the second quarter decreased from the first quarter, predominantly due to an $8.1 million gain on a reserve swap that was recorded in the first quarter. In the second quarter, NRP realized increased coal royalty revenues due to increased production relative to the first quarter and increased oil and gas revenue due to increased oil and gas activity. These increases were offset by lower minimums recognized as revenue and decreased overriding royalties and transportation fees.

Operating Expenses

Operating expenses were virtually flat with the first quarter. Increased depreciation, depletion and amortization offset the decrease in general and administrative expenses.

NRP Reports 2Q 2013 Results and Updates Guidance	Page 4 of 11

Net Income

Net income and net income per unit decreased in the second quarter from the previous quarter due to lower revenues.

Distributable Cash Flow

Distributable cash flow more than doubled to $90.7 million from $44.5 million in the first quarter mainly due to working capital changes, including the distributions received from OCI in the second quarter of $26.7 million.

Acquisitions and Liquidity

In 2013, NRP has invested $293 million in acquisitions and has committed to pay approximately $35 million to acquire oil and gas assets in the Bakken/Three Forks play, all in an effort to diversify its revenues. The equity investment in OCI Wyoming in the first quarter has helped soften the decline in the coal-related revenues in the first half of the year. Through the second quarter, NRP received distributions of $26.9 million from OCI Wyoming. In addition, in July, NRP received $46.0 million in dividends and distributions, including a $44.8 million special distribution associated with a restructuring of OCI Wyoming. The special distribution is being used to pay for the previously announced acquisition of non-operated working interests in oil and gas assets located in the Bakken/Three Forks play that is scheduled to close early August and to reduce debt.

At the end of the second quarter, NRP had approximately $214 million in liquidity, consisting of $105 million in cash and $109 million available under its credit facility.

Distributions

As reported on July 23, 2013, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.55 per unit for the second quarter 2013.

Updated 2013 Guidance

NRP is providing updated guidance for 2013. Expected coal royalty revenues have decreased by 4%, resulting in an expected decrease in total 2013 revenues of 2%. The decrease in revenues, together with an increase in operating expenses primarily due to increased depreciation, depletion and amortization relating to a reserve swap made in the first quarter of 2013, result in a $0.20 per unit decrease in expected net income for 2013. Distributable cash flow for 2013 has been increased by $40 million, primarily due to NRP’s investment in OCI Wyoming.

“Due to our continued diversification, including the investment in OCI Wyoming, we are raising our distributable cash flow forecast. In addition, even after considering the weakness in the coal markets, our lessees indicate that they are seeing the beginnings of a better market for their coal. However, until expected market improvements materialize into increased royalty payments to us, we have chosen to lower our 2013 guidance for coal royalty revenues,” said Carter. “These revenue revisions coupled with higher depreciation, depletion and amortization expenses, because of where our lessees are mining, and general and administrative expense result in a decrease in our guidance on net income per unit.”

NRP Reports 2Q 2013 Results and Updates Guidance	Page 5 of 11

Following is a table containing the 2013 guidance update.

	Revised 2013 Guidance			Original 2013 Guidance
	(Range)			(Range)
	(in millions except per unit)			(in millions except per unit)
Coal royalty revenues	$205.0	—	$220.0	$210.0	—	$235.0
Coal production tonnage (mm tons)	50.0	—	56.0	48.0	—	56.0
Total revenues	$330.0	—	$360.0	$330.0	—	$375.0
Distributable cash flow	$290.0	—	$320.0	$250.0	—	$280.0
Net income per unit	$1.40	—	$1.60	$1.60	—	$1.80
Average units outstanding	109.6	—	109.6	109.6	—	109.6

Company Profile

Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

Disclosure of Non-GAAP Financial Measures

Distributable cash flow represents cash flow from operations plus any proceeds from the sale of assets plus the return on direct financing lease and contractual overrides shown in the cash flows from investing activities section of the cash flow statement. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such

NRP Reports 2Q 2013 Results and Updates Guidance	Page 6 of 11

statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

13-03

-Financial statements follow-

NRP Reports 2Q 2013 Results and Updates Guidance	Page 7 of 11

Natural Resource Partners L.P.

Operating Statistics

(in thousands except per ton data)

	Quarter Ended		For the Six Months Ended
	June	June	June	June
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$4,242	$4,689	$9,126	$7,697
Central	30,185	38,403	56,591	80,475
Southern	7,352	6,718	15,052	11,021

Total Appalachia	$41,779	$49,810	$80,769	$99,193
Illinois Basin	12,843	12,912	25,500	21,681
Northern Powder River Basin	2,295	310	4,424	1,772
Gulf Coast Lignite	1,293	(154)	1,959	148

Total	$58,210	$62,878	$112,652	$122,794

Coal royalty production (tons):
Appalachia
Northern	3,531	1,651	7,272	4,052
Central	5,826	6,507	10,946	13,041
Southern	1,163	835	2,267	1,388

Total Appalachia	10,520	8,993	20,485	18,481
Illinois Basin	3,012	2,910	5,906	5,001
Northern Powder River Basin	969	126	1,764	595
Gulf Coast Lignite	393	(47)	572	20

Total	14,894	11,982	28,727	24,097

Average royalty revenue per ton:
Appalachia
Northern	$1.20	$2.84	$1.25	$1.90
Central	5.18	5.90	5.17	6.17
Southern	6.32	8.05	6.64	7.94
Total Appalachia	3.97	5.54	3.94	5.37
Illinois Basin	4.26	4.44	4.32	4.34
Northern Powder River Basin	2.37	2.46	2.51	2.98
Gulf Coast Lignite	3.29	3.28	3.42	7.40
Combined average royalty revenue per ton	$3.91	$5.25	$3.92	$5.10
Aggregates:
Royalty revenues	$1,751	$1,702	$3,303	$3,418
Production	1,463	1,447	2,746	2,814
Average base royalty per ton	$1.20	$1.18	$1.20	$1.21
Oil and gas:
Revenues	$4,093	$4,078	$5,856	$5,466

NRP Reports 2Q 2013 Results and Updates Guidance	Page 8 of 11

Natural Resource Partners L.P.

Consolidated Statements of Comprehensive Income

(in thousands, except per unit data)

	Quarter Ended		For the Six Months Ended
	June	June	June	June
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenues:
Coal royalties	$58,210	$62,878	$112,652	$122,794
Equity and other unconsolidated investment income, net	7,882	—	14,930	—
Aggregate royalties	1,751	1,702	3,303	3,418
Processing fees	1,329	3,138	2,509	5,264
Transportation fees	3,832	5,246	8,757	9,354
Oil and gas royalties	4,093	4,078	5,856	5,466
Property taxes	3,849	3,331	7,796	7,819
Minimums recognized as revenue	836	938	5,427	12,652
Override royalties	3,179	3,497	8,084	8,639
Other	1,843	5,856	11,822	7,130

Total revenues	86,804	90,664	181,136	182,536
Operating expenses:
Depreciation, depletion and amortization	17,411	15,172	32,173	27,581
Asset impairments	443	—	734	—
General and administrative	8,878	7,029	20,464	15,979
Property, franchise and other taxes	4,225	3,771	8,576	8,787
Transportation costs	328	527	787	1,000
Coal royalty and override payments	187	673	542	873

Total operating expenses	31,472	27,172	63,276	54,220

Income from operations	55,332	63,492	117,860	128,316
Other income (expense)				—
Interest expense	(14,440)	(13,578)	(29,103)	(27,138)
Interest income	173	24	214	69

Income before non-controlling interest	$41,065	$49,938	$88,971	$101,247

Non-controlling interest	—	—	—	—

Net income	$41,065	$49,938	$88,971	$101,247

Net income attributable to:
General partner	$821	$999	$1,779	$2,025

Limited partners	$40,244	$48,939	$87,192	$99,222

Basic and diluted net income per limited partner unit:	$0.37	$0.46	$0.80	$0.94

Weighted average number of units outstanding:	109,812	106,028	109,352	106,028

Comprehensive income	$41,116	$49,951	$89,076	$101,270

NRP Reports 2Q 2013 Results and Updates Guidance	Page 9 of 11

Natural Resource Partners L.P.

Consolidated Statements of Cash Flow

(in thousands, except per unit data)

	Quarter Ended		For the Six Months Ended
	June	June	June	June
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$41,065	$49,938	$88,971	$101,247
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	17,411	15,172	32,173	27,581
Gain on reserve swap	—	—	(8,149)	—
Equity and other unconsolidated investment income, net	(7,882)	—	(14,930)	—
Distributions from unconsolidated investments	15,925	—	16,162	—
Non-cash interest charge, net	279	151	555	300
Gain on sale of assets	—	(4,108)	(150)	(4,108)
Asset impairment	443	—	734	—
Change in operating assets and liabilities:
Accounts receivable	4,781	7,088	4,250	5,851
Other assets	(3,251)	(176)	(2,985)	24
Accounts payable and accrued liabilities	1,094	(521)	221	562
Accrued interest	1,349	2,737	(576)	(158)
Deferred revenue	5,445	9,000	9,951	6,551
Accrued incentive plan expenses	2,036	1,331	(1,219)	(5,261)
Property, franchise and other taxes payable	1,041	1,910	(1,359)	(582)

Net cash provided by operating activities:	79,736	82,522	123,649	132,007

Cash flows from investing activities:
Acquisition of land and mineral rights	—	(26,727)	—	(94,453)
Acquisition or construction of plant and equipment	—	(492)	—	(492)
Acquisition of equity interests	(40)	—	(292,979)	—
Distributions from unconsolidated investments	10,777	—	10,777	—
Proceeds from sale of assets	—	285	154	285
Return on direct financing lease and contractual override	137	904	555	904
Investment in direct financing lease	—	—	—	(59,009)

Net cash used in investing activities	10,874	(26,030)	(281,493)	(152,765)

Cash flows from financing activities:
Proceeds from loans	43,000	26,000	243,000	73,000
Repayment of loans	(42,916)	(7,917)	(79,538)	(23,108)
Deferred financing costs	—	—	(1,621)	—
Proceeds from issuance of common units	—	—	75,000	—
Capital contribution by general partner	—	—	1,531	—
Costs associated with equity transactions	(13)	—	(60)	—
Repayment of obligation related to acquisitions	—	(500)		(500)
Distributions to partners	(61,630)	(59,505)	(124,688)	(121,582)

Net cash provided by (used in) financing activities	(61,559)	(41,922)	113,624	(72,190)

Net (decrease) in cash and cash equivalents	29,051	14,570	(44,220)	(92,948)
Cash and cash equivalents at beginning of period	76,153	107,404	149,424	214,922

Cash and cash equivalents at end of period	$105,204	$121,974	$105,204	$121,974

Supplemental cash flow information:
Cash paid during the period for interest	$12,784	$10,684	$29,085	$26,976

NRP Reports 2Q 2013 Results and Updates Guidance	Page 10 of 11

Natural Resource Partners L.P.

Consolidated Balance Sheets

(in thousands, except for unit information)

	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$105,204	$149,424
Accounts receivable, net of allowance for doubtful accounts	29,995	35,116
Accounts receivable—affiliates	13,597	10,613
Other	4,097	1,042

Total current assets	152,893	196,195
Land	24,340	24,340
Plant and equipment, net	29,268	32,401
Mineral rights, net	1,360,386	1,380,473
Intangible assets, net	69,064	70,766
Equity and other unconsolidated investments	279,877	—
Loan financing costs, net	5,383	4,291
Long-term contracts receivable—affiliate	54,080	55,576
Other assets, net	560	630

Total assets	$1,975,851	$1,764,672

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$3,399	$3,693
Accounts payable—affiliates	1,472	957
Current portion of long-term debt	59,175	87,230
Accrued incentive plan expenses—current portion	7,056	7,718
Property, franchise and other taxes payable	6,593	7,952
Accrued interest	9,689	10,265

Total current liabilities	87,384	117,815
Deferred revenue	133,297	123,506
Accrued incentive plan expenses	8,308	8,865
Long-term debt	1,088,556	897,039
Partners’ capital:
Common units outstanding (109,812,408 and 106,027,836)	646,356	605,019
General partner’s interest	10,872	10,026
Non-controlling interest	1,416	2,845
Accumulated other comprehensive loss	(338)	(443)

Total partners’ capital	658,306	617,447

Total liabilities and partners’ capital	$1,975,851	$1,764,672

NRP Reports 2Q 2013 Results and Updates Guidance	Page 11 of 11

Natural Resource Partners L.P.

Reconciliation of GAAP Financial Measures

to Non-GAAP Financial Measures

(in thousands)

Reconciliation of GAAP “Net cash provided by operating activities”

to Non-GAAP “Distributable cash flow”

	Quarter Ended		For the Six Months Ended
	June	June	June	June
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Net cash provided by operating activities	$79,736	$82,522	$123,649	$132,007
Distributions from unconsolidated investments	$10,777	$—	$10,777	$—
Return on direct financing lease and contractual override	137	904	555	904
Proceeds from sale of assets	—	285	154	285

Distributable cash flow	$90,650	$83,711	$135,135	$133,196

Reconciliation of GAAP “Net cash provided by operating activities”

to Non-GAAP “Distributable cash flow”

	Quarter Ended
	June	March
	2013	2013
	(unaudited)
Net cash provided by operating activities	$79,736	$43,913
Distributions from unconsolidated investments	$10,777	$—
Return on direct financing lease and contractual override	137	418
Proceeds from sale of assets	—	154

Distributable cash flow	$90,650	$44,485

-end-